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Exhibit 11.1        Omnicare, Inc. and Subsidiary Companies
                    Computation of Earnings Per Common Share
                      (in thousands, except per share data)

                                                        For the years ended December 31,
                                                           1996       1995      1994
                                                         --------   --------   -------
PRIMARY EARNINGS*
Net income                                               $ 43,450   $ 24,760   $13,531
 Aftertax expense related to preferred stock
  dividend payable to minority interest in subsidiary          10         10        --
 Minority interest in net income of subsidiary                (33)       (38)       --
                                                         --------   --------   -------

Primary net income                                       $ 43,427   $ 24,732   $13,531
                                                         ========   ========   =======

Shares
 Weighted average number of common
  shares outstanding                                       65,298     52,396    44,958
 Additional shares assuming conversion of:
  Stock options and stock warrants                          2,090      1,530       688
                                                         --------   --------   -------
 Average common shares outstanding and
  equivalents as adjusted                                  67,388     53,926    45,646
                                                         ========   ========   =======

Primary earnings per common share                        $    .64   $    .46   $   .30
                                                         ========   ========   =======

FULLY DILUTED EARNINGS
Net income                                               $ 43,450   $ 24,760   $13,531
 Aftertax expense related to preferred stock
  dividend payable to minority interest in subsidiary          10         10        --
 Minority interest in net income of subsidiary                (33)       (38)       --
 Aftertax interest expense related to
  5-3/4% convertible subordinated debentures                2,266      3,209     3,218
                                                         --------   --------   -------

Fully diluted net income                                 $ 45,693   $ 27,941   $16,749
                                                         ========   ========   =======

Shares
 Weighted average number of common
  shares outstanding                                       65,298     52,396    44,958
 Additional shares assuming conversion of:
  Stock options and stock warrants                          2,182      1,740       748

  Convertible subordinated debentures                       7,949     11,148    11,152
                                                         --------   --------   -------
 Average common shares outstanding and
  equivalents as adjusted                                  75,429     65,284    56,858
                                                         ========   ========   =======

Fully diluted earnings per common share                  $    .61   $    .43   $   .30
                                                         ========   ========   =======


*This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by APB Opinion No. 15 because it results in dilution of less than 3%.